CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$12,281,000	$1,407.40

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated October 14, 2011 (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$12,281,000 Buffered Return Enhanced Notes due November 2, 2012 Linked to the Performance of a Basket of Asian Equity Indices and the Related Asian Currencies Global Medium-Term Notes, Series A

General

•                   The Notes are designed for investors who seek a return of two times the appreciation of a diversified basket of Asian indices and the related Asian currencies up to a maximum total return on the Notes of 21.20% at maturity.  Investors should be willing to forgo interest and dividend payments and, if the basket declines by more than 10%, be willing to lose some or all of their principal.

•                   Senior unsecured obligations of Barclays Bank PLC maturing November 2, 20121.

•                   Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•                   The Notes priced on October 14, 2011 (the “pricing date”) and are expected to issue on or about October 19, 2011 (the “issue date”).

Key Terms	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Reference Asset:	A basket comprised of the following equity indices and related currency exchange rates (each a “basket component”, and together, the “basket components”), weighted as indicated:
	Index	Bloomberg Ticker	Currency	Weighting
	Hang Seng China Enterprises Index	HSCEI <index>	Hong Kong dollar (“HKDUSD”)	21.00%
	The Korea Composite Stock Price Index 200	KOSPI2<index>	Korean won (“KRWUSD”)	25.00%
	MSCI Taiwan Index	TAMSCI <index>	Taiwan dollar (“TWDUSD”)	20.00%
	Hang Seng Index	HSI <index>	Hong Kong dollar (“HKDUSD”)	25.00%
	MSCI Singapore Index	SIMSCI <index>	Singapore dollar (“SGDUSD”)	9.00%
Upside Leverage Factor:	2
Maximum Return:	21.20%.
Payment at Maturity:

If the final basket level is greater than the initial basket level, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the basket return multiplied by two, subject to a maximum return on the Notes of 21.20%.  For example, if the basket return is 10.60% or more, you will receive the maximum return on the Note of 21.20%, which entitles you to the maximum payment of $1,212.00 for every $1,000 principal amount Note that you hold.  Accordingly, if the basket return is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 x (Basket Return x 2)]

Your principal is protected against up to a 10% decline of the basket at maturity.  If the final basket level declines from the initial basket level by up to 10%, you will receive the principal amount of your Notes at maturity.

If the final basket level declines from the initial basket level by more than 10%, you will lose 1.1111% of the principal amount of your Notes for every 1% that the basket declines beyond 10%.  Accordingly, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [($1,000 x (Basket Return + 10%) x 1.1111]

You will lose some or all of your investment at maturity if the final basket level declines from the initial basket level by more than 10%.  Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

Buffer Percentage:	10%
Downside Leverage Factor:	1.1111
Basket Return:	The performance of the basket from the initial basket level to the final basket level, calculated as follows: Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	Set equal to 100 on the pricing date.
Final Basket Level:

The final basket level will be calculated as follows:

100 x [(HSCEI return x  21% x HKDUSD return) + (KOSPI2 return x 25% x KRWUSD return) + (TAMSCI return x 20% x TWDUSD return) + (HSI return x 25% x HKDUSD return) + (SIMSCI return x 9% x SGDUSD return)]

The returns set forth in the formula above reflect the performance of the basket components as described under Index Return or the Currency Return, as applicable.

Index Return:

For each basket component that is an index, the performance of the index from the initial level to the final level, calculated as follows:

Final Level
Initial Level

Where,

Initial Level  = the initial level for each basket component is 9,584.83 with respect to HSCEI, 239.67 with respect to KOSPI2, 260.95 with respect to TAMSCI, 18,501.79 with respect to HSI and 314.97 with respect to SIMSCI, which, in each case, is the closing level of each basket component on the pricing date as determined by the calculation agent;

Final Level = The arithmetic average of the closing level of the index on each of the five averaging dates as determined by the calculation agent.

Currency Return:

For each basket component that is a currency exchange rate, the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Final Rate
Initial Rate

Where,

Initial Rate  = the initial rate for each basket component is 0.12858 with respect to HKDUSD, 0.0008618 with respect to KRWUSD, 0.03297 with respect to TWDUSD and 0.78555 with respect to SGDUSD, which, in each case, is the currency exchange rate on the pricing date, determined as described under “Description of the Reference Asset.”

Final Rate = The arithmetic average of the currency exchange rate on each of the five averaging dates, determined as described under “Description of the Reference Asset.”

Averaging Dates:	October 22, 2012[1], October 24, 2012[1], October 25, 2012[1], October 29, 2012[1] and October 30, 2012[1] (the “final averaging date”)
Maturity Date:	November 2, 2012[1]
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06738KXN6 and US06738KXN61

1                     Subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”, “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the accompanying prospectus supplement.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

	Price to Public[2]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	1%	99%
Total	$12,281,000	$122,810	$12,158,190

2           The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of approximately 1%, is 99%.  The price to the public for all other purchases of Notes is 100%.

JPMorgan Placement Agent

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•                  Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•                  Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the Notes.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below  are based on a maximum return on the Notes of 21.20%.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Basket Level	Basket Return	Payment at Maturity	Total Return on the Notes
155.00	55.00%	$1,212.00	21.20%
145.00	45.00%	$1,212.00	21.20%
135.00	35.00%	$1,212.00	21.20%
125.00	25.00%	$1,212.00	21.20%
115.00	15.00%	$1,212.00	21.20%
110.60	10.60%	$1,212.00	21.20%
110.00	10.00%	$1,200.00	20.00%
105.00	5.00%	$1,100.00	10.00%
102.50	2.50%	$1,050.00	5.00%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$888.89	-11.11%
70.00	-30.00%	$777.78	-22.22%
60.00	-40.00%	$666.67	-33.33%
50.00	-50.00%	$555.56	-44.44%
40.00	-60.00%	$444.45	-55.56%
30.00	-70.00%	$333.33	-66.67%
20.00	-80.00%	$222.22	-77.78%
10.00	-90.00%	$111.11	-88.89%
0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The basket level increases from an initial basket level of 100.00 to a final basket level of 105.72.

	Initial Level	Final Level	Index Return	Initial Rate	Final Rate	Currency Return	Weighting
HSCEI (HKDUSD)	9,584.83	11,981.04	125%	0.12858	0.10929	85%	21.00%
KOSPI2 (KRWUSD)	239.67	263.64	110%	0.0008618	0.0007635	89%	25.00%
TAMSCI (TWDUSD)	260.95	274.00	105%	0.03297	0.03068	93%	20.00%
HSI (HKDUSD)	18,501.79	24,052.33	130%	0.12858	0.10929	85%	25.00%
SIMSCI (SGDUSD)	314.97	377.96	120%	0.78555	0.86410	110%	9.00%

In example 1, the final level of each of the indices has increased compared to the initial level, and each of the basket currencies, except the Singapore dollar, has depreciated relative to the U.S. dollar.  The Singapore dollar has appreciated relative to the U.S. dollar.

The final basket level is calculated as follows:

100 x [(125% x 21% x 85%) + (110% x 25% x 89%) + (105% x 20% x 93%) + (130% x 25% x 85%) + (120% x 9% x 110%)] = 105.72

The basket return is calculated as follows:

= 5.72%

Because the final basket level of 105.72 is greater than the initial basket level of 100 and the basket return of 5.72% multiplied by 2 does not exceed the maximum return of 21.20%, the investor receives a payment at maturity of $1,114.45 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (5.72% x 2)] = $1,114.45

Example 2: The basket level decreases from the initial basket level of 100.00 to a final basket level of 93.86.

	Initial Level	Final Level	Index Return	Initial Rate	Final Rate	Currency Return	Weighting
HSCEI (HKDUSD)	9,584.83	8,147.11	85%	0.12858	0.14144	110%	21.00%
KOSPI2 (KRWUSD)	239.67	179.75	75%	0.0008618	0.0009911	115%	25.00%
TAMSCI (TWDUSD)	260.95	260.95	100%	0.03297	0.03956	120%	20.00%
HSI (HKDUSD)	18,501.79	14,801.43	80%	0.12858	0.14144	110%	25.00%
SIMSCI (SGDUSD)	314.97	245.55	78%	0.78555	0.74627	95%	9.00%

In example 2, the final level of each of the indices, except for the MSCI Taiwan Index, has decreased compared to the initial level.  The final level of the MSCI Taiwan Index is equal to the initial level.  Each of the basket currencies, except the Singapore dollar, has appreciated relative to the U.S. dollar.  The Singapore dollar has depreciated relative to the U.S. dollar.

The final basket level is calculated as follows:

100 x [(85% x 21% x 110%) + (75% x 25% x 115%) + (100% x 20% x 120%) + (80% x 25% x 110%) + (78% x 9% x 95%)] = 93.86

The basket return is calculated as follows:

Because the final basket level of 93.86 is less than the initial basket level of 100 by not more than the buffer percentage of 10%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 3: The basket level increases from an initial basket level of 100.00 to a final basket level of 125.57.

	Initial Level	Final Level	Index Return	Initial Rate	Final Rate	Currency Return	Weighting
HSCEI (HKDUSD)	9,584.83	11,374.00	119%	0.12858	0.12858	100%	21.00%
KOSPI2 (KRWUSD)	239.67	299.59	125%	0.0008618	0.0008618	100%	25.00%
TAMSCI (TWDUSD)	260.95	339.24	130%	0.03297	0.03297	100%	20.00%
HSI (HKDUSD)	18,501.79	23,127.24	125%	0.12858	0.12858	100%	25.00%
SIMSCI (SGDUSD)	314.97	425.21	135%	0.78555	0.78555	100%	9.00%

In example 3, the final level of each of the indices has increased compared to the initial level, and the final rate of each of the basket currencies is equal to the initial rate.

The final basket level is calculated as follows:

100 x [(119% x 21% x 100%) + (125% x 25% x 100%) + (130% x 20% x 100%) + (125% x 25% x 100%) + (135% x 9% x 100%)] = 125.57

The basket return is calculated as follows:

Because the basket return of 25.57% multiplied by 2 exceeds the  maximum return of 21.20%, the investor receives a payment at maturity of $1,212.00 per $1,000 principal amount Note, the maximum payment on the Notes.

Example 4: The basket level decreases from the initial basket level of 100.00 to a final basket level of 79.87.

	Initial Level	Final Level	Index Return	Initial Rate	Final Rate	Currency Return	Weighting
HSCEI (HKDUSD)	9,584.83	9,584.83	100%	0.12858	0.10286	80%	21.00%
KOSPI2 (KRWUSD)	239.67	239.67	100%	0.0008618	0.0006661	77%	25.00%
TAMSCI (TWDUSD)	260.95	260.950	100%	0.03297	0.02803	85%	20.00%
HSI (HKDUSD)	18,501.79	18,501.79	100%	0.12858	0.10286	80%	25.00%
SIMSCI (SGDUSD)	314.97	314.97	100%	0.78555	0.58916	75%	9.00%

In example 4, the final level of each of the indices is equal to the initial level, and each of the basket currencies has depreciated relative to the U.S. dollar.

The final basket level is calculated as follows:

100 x [(100% x 21% x 80%) + (100% x 25% x 77%) + (100% x 20% x 85%) + (100% x 25% x 80%) + (100% x 9% x 75%)] = 79.87

The basket return is calculated as follows:

Because the final basket level of 79.87 is less than the initial basket level of 100 by more than the buffer percentage of 10%, the basket return is negative and the investor will receive a payment at maturity of $887.48 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (-20.13% + 10%) x 1.1111] = $887.48

Selected Purchase Considerations

•      Market Disruption Events and Adjustments—The averaging dates, maturity date, payment at maturity and the reference asset are subject to adjustment as described in the following sections of the prospectus supplement:

o      For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”, “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof “, and

o      For a description of further adjustments that may affect one or more basket components or the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”, “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•      Appreciation Potential—The Notes provide the opportunity to enhance equity returns by multiplying a positive basket return by two, up to the maximum return on the Notes of 21.20%, or $1,212.00 for every $1,000 principal amount Note.

•      Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in the final basket level, as compared to the initial basket level, of up to 10%.  If the final basket level declines by more than 10%, you will lose an amount equal to 1.1111% of the principal amount of your Notes for every 1% that the basket level declines beyond 10%.  Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this pricing supplement.

•      Diversification Among the Basket Components—The return on the Notes is linked to a weighted basket consisting of five indices – the Hang Seng China Enterprises Index, the Korea Composite Stock Price Index 200, the MSCI Taiwan Index, the Hang Seng Index and the MSCI Singapore Index – and the exchange rates of the Hong Kong dollar, the Korean won, the Singapore dollar and the Taiwan dollar, each with respect to the U.S. dollar.  For additional information about each basket component, see the information set forth under “Description of the Reference Asset” herein.

•      Certain U.S. Federal Income Tax Considerations— Some of the tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the basket components.  If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, because the performance of the basket components takes into account the return of the currency exchange rates in which the equity indices are denominated, it is possible that the Internal Revenue Service could assert that your Notes should be subject to Section 988 of the Internal Revenue Code. If Section 988 were to apply to your Notes, it is possible that all or a portion of any gain or loss that you recognize upon the sale or maturity of your Notes could be treated as ordinary gain or loss.  If any gain or loss that you recognize with respect to the Notes is treated as ordinary gain or loss because of the application of Section 988, you may be able to make an election to treat such gain or loss as capital gain or loss.  This election generally must be made on the first day that you acquire your Notes.  You should consult your own tax advisor as to the availability and effect of such election.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting.  Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it finalizes the form on which to report the relevant information.  However, once the Internal Revenue Service finalizes the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components or any of the stocks or currencies comprising the basket components.  These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement and the index supplement, including but not limited to the risk factors discussed under the following headings:

o      “Risk Factors—Risks Relating to All Securities”;

o      “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

o      “Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

o      “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

o      “Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

o      “Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies” and

o      “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”.

In addition to the risks discussed under the headings above, you should consider the following:

•      Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal.  The return on the Notes at maturity is linked to the performance of the basket and will depend on whether, and the extent to which, the basket return is positive or negative.  Your investment will be exposed on a leveraged basis to any decline in the final basket level beyond the 10% buffer percentage as compared to the initial basket level.

•      Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the final basket level is greater than the initial basket level, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation of the basket, which may be significant.  We refer to this percentage as the maximum return, which is 21.20%.

•      Notes Bullish on the Hong Kong dollar, the Korean won, the Taiwan dollar and the Singapore dollar (the “basket currencies”) — If the Hong Kong dollar, the Korean won, the Taiwan dollar or the Singapore dollar depreciates in value relative to the U.S. dollar over the term of the Notes, the payment at maturity, and therefore the market value of the Notes, will be adversely affected.

•      No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks of the indices comprising the basket would have.

•      Investing in the Notes is Not Equivalent to Investing Directly in the Basket Currencies — You may receive a lower payment at maturity than you would have received if you had invested directly in the basket currencies.  Additionally, the basket return is based, in part, on the Currency Return of each of the basket currencies, which is in turn based on the formula set forth above.  The Currency Returns are based solely on such stated formula and not on any other formula that could be used to calculate currency returns.

•      Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•      Credit of Issuer — The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•      Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•      Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•      Taxes— The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•      Emerging Markets Risk— An investment linked to equity indices or currencies of emerging markets such as the Notes involves many risks beyond those involved in an investment linked to equity indices or currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•      Non-U.S. Securities Markets Risks—The component stocks of the indices comprising the basket are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to such indices, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of the component stocks of the indices comprising the basket will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of such component stocks may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•      The Payment at Maturity of Your Notes is Not Based on the Levels of the Basket Components at Any Time Other than the Averaging Dates —The final basket level will be based solely on the closing levels of the indices and currency exchange rates comprising the reference asset as of the averaging dates (subject to adjustments as described in the prospectus supplement). Therefore, if the level of one or more of the basket components drops precipitously on any of the averaging dates, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the levels of the basket components at a time prior to such drop. Although the levels of one or more of the basket components on the maturity date or at other times during the life of your Notes may be higher than such levels on the averaging dates, you will not benefit from the levels of the basket components at any time other than the averaging dates.

•      Changes in Levels of the Basket Components May Offset Each Other — The Notes are linked to a weighted basket composed of five equity indices and four currency exchanges rates as described herein. Where the final level or final rate (as applicable) of one of the basket components increases relative to its initial level or initial rate, the final level or final rate of another basket component may not increase by the same amount or may even decline. Therefore, in calculating the final basket level, increases in one of the basket components may be moderated, or offset, by lesser increases or declines in another basket component. This effect is further amplified by the differing weights of the basket components.

•      Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•      Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the basket components;

o                 the time to maturity of the Notes;

o                 the dividend rate on the common stocks underlying each basket component that is an index;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events;

o      the exchange rate and the volatility of the exchange rates between the dollar and the basket currencies; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

The return on the Notes is linked to a weighted basket consisting of the five indices and four currency exchange rates described below.

The Hang Seng China Enterprises Index is intended to track the performance of all the Hong Kong listed H-Shares of Chinese enterprises.  H-Shares are Hong Kong listed shares, traded in Hong Kong dollars, of companies incorporated in mainland China.   For additional information about the Hang Seng China Enterprises Index, see the information set forth under “Non-Proprietary Indices—Equity Indices— Hang Seng China Enterprises Index” in the index supplement. The KOSPI 200 is a market capitalization-weighted index of 200 Korean blue-chip stocks, covering approximately 90% of the market capitalization of the Korean Exchange-Stock Market.  For additional information about the KOSPI 200, see the information set forth under “Non-Proprietary Indices—Equity Indices—KOSPI 200” in the index supplement.   The MSCI Taiwan Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in Taiwan.  The MSCI Singapore Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in Singapore.  For additional information about the MSCI Taiwan Index and the MSCI Singapore Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the index supplement.   The Hang Seng Index is a free float-adjusted market capitalization weighted stock market index in the Stock Exchange of Hong Kong Limited and purports to be an indicator of the performance of the Hong Kong stock market.  For additional information about the Hang Seng Index, see the information set forth under “Non-Proprietary Indices—Equity Indices— Hang Seng Index” in the index supplement.

The currency exchange rates on any given day, including the pricing date and the averaging dates, will be determined by the calculation agent with reference to the following:

(a)   where the currency exchange rate is “HKDUSD”, the U.S dollar per Hong Kong dollar exchange rate, which is one divided by USDHKD, the Hong Kong dollar per U.S. dollar exchange rate which appears on Reuters Screen “HKD=“ at approximately 4 p.m. Hong Kong time, on the relevant date;

(b)   where the currency exchange rate is “KRWUSD”, the U.S dollar per South Korean won dollar exchange rate, which is one divided by USDKRW, the South Korean won per U.S. dollar exchange rate reported by the Korea Financial Telecommunications and Clearing Corporation, which appears on the Reuters Screen KFTC18 Page to the right of the caption “USD Today” that is available at approximately 3:30 p.m., Seoul time, on the relevant date or as soon thereafter as practicable, but in no event later than 9:00 a.m., Seoul time, on the first business day following the relevant date;

(c)   where the currency exchange rate is “TWDUSD”, the U.S dollar per Taiwan dollar exchange rate, which is one divided by USDTWD, the Taiwan dollar per U.S. dollar exchange rate for settlement in two business days, reported by the Taipei Forex Inc. which appears on the Reuters Screen TAIFX1 Page under the heading “Spot” as of 11:00 a.m. Taipei time, on the relevant date; and

(d)   where the currency exchange rate is “SGDUSD”, the U.S dollar per Singapore dollar exchange rate, which is one divided by USDSGD, the Singapore dollar per U.S. dollar exchange rate which appears on Reuters Page ABSIRFIX01 at approximately 11:30 a.m. Singapore time, on the relevant date.

Historical Information

The following graphs set forth the historical performance of the basket components based on the daily closing levels from January 7, 2002 through October 14, 2011. On October 14, 2011, the closing level of the Hang Seng China Enterprises Index was 9,584.83, the closing level of the Korea Composite Stock Price Index 200 was 239.67, the closing level of the MSCI Taiwan Index was 260.95, the closing level of the Hang Seng Index was 18,501.79 and the closing level of the MSCI Singapore Index was 314.97.  Also on October 14, 2011, the currency exchange rates (based on the daily, closing spot exchange rates from Bloomberg, L.P.) were as follows:  0.12858 in respect of HKDUSD, 0.0008618 in respect of KRWUSD, 0.03297 in respect of TWDUSD, and 0.78555 in respect of SGDUSD.

We obtained the basket components closing levels below from Bloomberg, L.P.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P.  The historical levels of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the basket components closing levels on any of the averaging dates.  We cannot give you assurance that the performance of the basket components will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities LLC will act as placement agents for the Notes pursuant to separate placement agency agreements with the issuer and will receive a fee pursuant to its agreement that will not exceed $10.00 per $1,000 principal amount Note. JPMorgan Securities LLC may act on behalf of an affiliate and may reallow all or a portion of fees received in connection with the distribution of the Notes to such affiliate.